EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 23, 2016	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2016 1ST QTR RESULTS

Horsham, PA, February 23, 2016 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2016.

FY 2016 First Quarter Financial Highlights:

•	FY 2016’s first quarter net income was $73.2 million, or $0.40 per share, compared to net income of $81.3 million, or $0.44 per share, in FY 2015’s first quarter.

•
Pre-tax income was $116.8 million, compared to pre-tax income of $124.0 million in FY 2015’s first quarter. FY 2016’s first quarter results included pre-tax inventory write-downs totaling $1.3 million, compared to $1.1 million in FY 2015’s first quarter.

•
Revenues of $928.6 million and home building deliveries of 1,063 units rose 9% in dollars and declined 3% in units, compared to FY 2015’s first quarter. The average price of homes delivered was $873,500, compared to $782,300 in FY 2015’s first quarter.

•
Net signed contracts of $1.09 billion and 1,250 units rose 24% in dollars and 18% in units, compared to FY 2015’s first quarter. The average price of net signed contracts was $869,600, compared to $821,500 in FY 2015’s first quarter.

•
Backlog of $3.66 billion and 4,251 units rose 34% in dollars and 16% in units, compared to FY 2015’s first-quarter end backlog. The average price of homes in backlog was $861,600, compared to $750,300 at FY 2015’s first-quarter end.

•	Gross margin, excluding interest and write-downs, was 26.9%, compared to 27.3% in FY 2015’s first quarter.

•	SG&A leverage (SG&A as a percentage of revenue) was 13.1%, compared to 12.5% in FY 2015’s first quarter.

•	Income from operations was 10.2% of revenue, compared to 11.4% of revenue in FY 2015’s first quarter.

•	Other income and Income from unconsolidated entities totaled $22.4 million, compared to $26.9 million in FY 2015’s first quarter.

•	The Company ended its first quarter with 291 selling communities, compared to 288 at FYE 2015, and 258 at FY 2015’s first-quarter end.

•	At FY 2016’s first-quarter end, the Company had approximately 43,800 lots owned and optioned, compared to approximately 44,300 at FYE 2015 and approximately 45,300 one year ago.

•
The Company ended FY 2016 with $336.2 million in cash, compared to $929.0 million of cash and marketable securities at FYE 2015 and $510.9 million in cash and marketable securities at FY 2015’s first-quarter end. At FYE 2016’s first-quarter end, the Company had $926.7 million available under its $1.035 billion 15-bank credit facility, which matures in August 2018.

•
During the first quarter of FY 2016, the Company repurchased approximately 4.8 million shares of its common stock at an average price of $31.48, for a total purchase price of $150.1 million. Additionally, since the end of its first quarter, the Company has repurchased approximately 933,000 shares of its common stock at an average price of $26.83, for a total purchase price of $25.0 million.

•
In updating its guidance, the Company now expects to deliver between 5,700 and 6,400 homes in FY 2016 at an average price of $810,000 to $850,000. This compares to 5,525 deliveries in FY 2015 at an average price of $755,000. This translates to projected revenues of between $4.6 billion and $5.4 billion in FY 2016, compared to $4.17 billion in FY 2015.

•
The Company projects full FY 2016 gross margins, excluding interest and write-downs, of approximately 25.8% to 26.2%, which is consistent with FY 2015. Interest in cost of sales is projected to be approximately 3.1% for FY 2016, compared to 3.4% in FY 2015.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Our business remains solid as customers continue to demonstrate a healthy appetite for luxury homes. First quarter contracts and backlog were up 24% and 34%, respectively, in dollars, compared to one year ago. Deposits and contracts signed in the first three weeks of February, the start of our second quarter, were basically flat compared to the prior year. This is understandable given the recent stock market decline and global economic uncertainty. Positively, traffic was up 13% over the same three weeks and appears to be improving in quality, which gives us reason for optimism for the balance of the spring selling season.

“Our North and Mid-Atlantic regions, which have been slower to emerge from the recession, had strong contract activity in our first quarter. In the North, which runs from New Jersey up to Massachusetts and includes the Midwest, contracts were up 56% in dollars and 38% in units compared to a year ago. New Jersey produced nearly 38% of the region’s total contracts, and saw growth of 33% in dollars and 45% in units. In the Mid-Atlantic, we are seeing a reinvigoration of the Northern Virginia market, where contracts increased 79% in units and 85% in dollars, compared to last year’s first quarter. Our City Living division had a good quarter as contracts in our wholly owned projects of $107.1 million and 53 units rose 145% in dollars and 179% in units compared to last year, while our joint ventures were about even with last year.

“In California, the drop in our first quarter contracts was not indicative of how we see the current market. While contracts were down 28% in units and flat in dollars, both Northern and Southern California remained healthy. First quarter contracts per community of 5.2 were ahead of the Company’s average of 4.3 by 21%. With demand in California so brisk over the past two years, and our backlog up 138% in dollars this quarter end, compared to FY 2015’s first-quarter end, we have raised prices to manage our lot supply in order to maximize returns.

“In Southern California, our Porter Ranch community, which in FY 2015 produced 33 agreements in the first quarter, was hobbled this first quarter by a natural gas leak one mile from our site. This stalled sales for the past three months. Adjusting for Porter Ranch, Southern California agreements were up 16% compared to last year.

“On Thursday, the State announced that the leak was certified as permanently sealed, and officials stated that air quality was back to normal levels. Obviously this is very good news and we look forward to returning to normalcy soon at Porter Ranch. We already saw an increase in traffic this past weekend, and even took a few new deposits.

“In Northern California, our largest community, Gale Ranch, did well. We have some other communities that are nearing sell-out so we have limited inventory available to offer to the market in the near term.

“While global concerns have weighed on economic outlooks, we remain committed to growing our community count and are continuing to evaluate new land deals, albeit with a bit sharper pencil. We continue to believe that the industry remains on a trajectory of slow but steady growth with pent-up demand that will release over time.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Subject to our normal caveats regarding forward-looking statements, we offer the following guidance:

“We are experiencing modest lengthening of our production timelines associated with increasing complexity in our homes and a tighter labor market. As a result we are narrowing the full FY 2016 range of guidance for deliveries to between 5,700 and 6,400 units. We now project that our average delivered price for the full FY 2016 will be $810,000 to $850,000 per home, which is an increase at the bottom of the range of $10,000.  We expect our backlog conversion rate in the second quarter of FY 2016 to be approximately 28% of backlog (in dollars) with an average delivered price of between $830,000 and $845,000 per home.

“FY 2016 first quarter’s gross margin, excluding interest and impairments, was 26.9%, compared to 27.3% in FY 2015’s first quarter. The year-over-year decline this quarter in gross margin reflects a mix shift in New York City Living deliveries. Despite the change in the mid-point of delivery guidance and the tight labor market, we reiterate our gross margin guidance for full FY 2016: We expect gross margin, excluding interest and impairments, to be between 25.8% and 26.2%. We expect interest included in cost of sales to be approximately 3.1% of revenue for FY 2016.

“SG&A this quarter, compared to one year ago, grew primarily due to a larger headcount associated with a 13% increase in community count and a 16% increase in homes in backlog. SG&A for the first quarter was also impacted by non-recurring professional services and technology expenses, as well as the normal compensation expenses that we incur only in our first quarters. We reaffirm our guidance that SG&A will trend down each quarter as a percentage of revenue and average between approximately 10.1% and 10.3% of revenues for the full FY 2016.

“We are narrowing our FY 2016 guidance for Other income and Income from unconsolidated entities to a range of $105 to $130 million. Approximately 45% of that will occur in the fourth quarter and is associated with New York City joint venture deliveries.

“Our contracts and backlog increased this quarter and our gross margin has held up well. We believe the sell-off of home builder stocks, including Toll Brothers, over the past few months, is not reflective of the fundamentals of our business. Since the start of FY 2016, we have repurchased approximately $175 million, or 5.7 million shares, of our stock. Subject to stock price fluctuations, we project a diluted share count of approximately 180 million shares at our second-quarter end.”

Robert I. Toll, executive chairman, stated: “The stock market seems to be pricing in a steep decline in the economy and, along with it, our sector. We, on the other hand, are seeing signs that reflect strength and positive momentum in our business based on six consecutive quarters of year-over-year contract growth in both dollars and units. Our average contract sales pace per community was also up this quarter versus one year ago, and we believe it still has room to grow.

“Industry-wide housing starts remain far below normal, and new home supply remains constrained. Interest rates are very attractive, unemployment is the lowest since 2008, and home values are rising.”

Douglas Yearley continued: “Late last week, we learned that Toll Brothers had repeated as the World’s Most Admired Home Builder” in Fortune magazine’s survey of the World’s Most Admired Companies. Even more exciting, we learned that we ranked #6 in the world across all industries for the quality of our products and services, behind only Apple, Walt Disney, Amazon, Alphabet, and Nordstrom. This is the greatest honor in our history and is an incredible tribute to our Toll Brothers associates and their dedication to our customers and our communities.”

Robert Toll continued: “Following up on Doug’s comments, we thank Fortune magazine for these tremendous honors. Our goal has always been to provide our customers with the homes of their dreams. To have this effort recognized by such a prestigious group of executives and analysts and to be grouped among the finest companies in the world for the quality of our products reflects tremendously on the customer-focused culture that drives our business each and every day and is a marvelous acknowledgement of the hard work and commitment of the entire Toll Brothers team.”

Toll Brothers’ financial highlights for the FY 2016 first quarter ended January 31, 2016 (unaudited):

•	FY 2016’s first-quarter net income was $73.2 million, or $0.40 per share diluted, compared to FY 2015’s first-quarter net income of $81.3 million, or $0.44 per share diluted.

•
FY 2016’s first-quarter pre-tax income was $116.8 million, compared to FY 2015 first-quarter pre-tax income of $124.0 million. FY 2016’s first-quarter results included pre-tax inventory write-downs totaling $1.3 million ($0.6 million attributable to an operating community and $0.7 million attributable to future communities). FY 2015’s first-quarter results included pre-tax inventory write-downs of $1.1 million ($0.9 million attributable to an operating community and $0.2 million attributable to future communities).

•
FY 2016’s first-quarter total revenues of $928.6 million and 1,063 units increased 9% in dollars and declined 3% in units, compared to FY 2015’s first-quarter total revenues of $853.5 million and 1,091 units.

•
The Company’s FY 2016 first-quarter net signed contracts of $1.09 billion and 1,250 units, increased 24% in dollars and 18% in units, compared to FY 2015’s first-quarter net signed contracts of $873.2 million and 1,063 units.

•
On a per-community basis, FY 2016’s first-quarter net signed contracts was 4.34 units per community, compared to first quarter totals of 4.09 in FY 2015, 3.95 in FY 2014, 4.34 in FY 2013, and 2.86 in FY 2012.

•	In FY 2016, first-quarter-end backlog of $3.66 billion and 4,251 units increased 34% in dollars and 16% in units, compared to FY 2015’s first-quarter-end backlog of $2.74 billion and 3,651 units.

•
Excluding write-downs and interest, FY 2016’s first-quarter gross margin was 26.9%, compared to 27.3% in FY 2015’s first quarter. FY 2016’s first-quarter gross margin, including write-downs and interest, was 23.3% versus 23.8% in FY 2015’s first quarter.

•	Interest included in cost of sales was 3.4% of revenue in FY 2016’s first quarter, compared to 3.3% in FY 2015’s first quarter.

•	SG&A as a percentage of revenue was 13.1%, compared to 12.5% in FY 2015’s first quarter.

•	Income from operations of $94.5 million represented 10.2% of revenues in FY 2016’s first quarter, compared to $97.1 million and 11.4% of revenues in FY 2015’s first quarter.

•
Other income and Income from unconsolidated entities in FY 2016’s first quarter totaled $22.4 million, compared to $26.9 million in FY 2015’s same quarter, which included an $8.1 million gain from the sale of home security accounts to a third party by the Company’s wholly-owned Westminster Security Company.

•
FY 2016’s first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 7.5%, of which approximately 1.4% was attributable to Porter Ranch, compared to 5.6% in FY 2015’s first quarter. As a percentage of beginning-quarter backlog, FY 2016’s first-quarter cancellation rate was 2.5%, compared to 1.7% in FY 2015’s first quarter

•
In FY 2016’s first quarter, unconsolidated entities in which the Company had an interest delivered 19 units totaling $16.0 million of homes, compared to 27 units totaling $19.3 million of homes in the first quarter of FY 2015. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statements of Operations.

•	In FY 2016’s first quarter, unconsolidated entities in which the Company had an interest signed 30 contracts for $47.7 million, compared to 20 contracts for $30.7 million in FY 2015’s first quarter.

•	At January 31, 2016, unconsolidated entities in which the Company had an interest had a backlog of $498.2 million and 197 units, compared to $295.8 million and 128 units at January 31, 2015.

•
The Company ended its FY 2016 first quarter with $336.2 million in cash, compared to $929.0 million in cash and marketable securities at FYE 2015, and $510.9 million in cash and marketable securities at FY 2015’s first-quarter end. At FY 2016’s first-quarter end, the Company had $926.7 million available under its $1.035 billion, 15-bank credit facility, which matures in August 2018.

•
During the first quarter of FY 2016, the Company repurchased approximately 4.8 million shares of its common stock at an average price of $31.48 for a total purchase price of $150.1 million. Additionally, since the end of its first quarter, the Company repurchased approximately 933,000 shares of its common stock at an average price of $26.83 for a total purchase price of $25.0 million.

•	The Company’s Stockholders’ Equity at FY 2016’s first-quarter end increased 5% to $4.15 billion, compared to $3.96 billion at FY 2015’s first-quarter end.

•	The Company ended its FY 2016 first quarter with a net debt-to-capital ratio(1) of 41.7%, compared to 39.5% at FYE 2015 and 41. 4% at FY 2015’s first-quarter end.

•
The Company ended FY 2016’s first quarter with approximately 43,800 lots owned and optioned, compared to 44,300 one quarter earlier, and 45,300 one year earlier. Approximately 35,600 of these 43,800 lots were owned, of which approximately 17,600 lots, including those in backlog, were substantially improved.

•	In the first quarter of FY 2016, the Company purchased 721 lots for $112.4 million.

•	The Company ended FY 2016’s first quarter with 291 selling communities, compared to 288 at FYE 2015 and 258 at FY 2015’s first-quarter end.

•
Based on FY 2016’s first-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 5,700 and 6,400 homes in FY 2016, compared to previous guidance of 5,600 to 6,600 units. It now believes the average delivered price for FY 2016 will be between $810,000 and $850,000 per home. This translates to projected revenues of between $4.6 billion and $5.4 billion in FY 2016, compared to $4.17 billion in FY 2015.

•	In the second quarter of FY 2016, the Company projects delivering approximately 28% of the dollar value of its first-quarter-end backlog at an average price of between $830,000 and $845,000.

•
The Company projects full FY 2016 gross margins, excluding interest and write-downs, of approximately 25.8% to 26.2%, compared to 25.9% in FY 2015. Interest in cost of sales is projected to be approximately 3.1% for FY 2016, compared to 3.4% in FY 2015.

•
The Company reaffirms its guidance that SG&A as a percentage of revenue will trend down each quarter and will be approximately 10.1% to 10.3% of revenues for FY 2016, compared to 10.9% of revenues in FY 2015.

•
For the full FY 2016, the Company is narrowing its guidance for Other income and Income from unconsolidated entities to a range of $105 to $130 million. Approximately 45% of that will occur in the fourth quarter and is associated with New York City joint venture deliveries.

•
In FY 2016’s first quarter, Gibraltar Capital and Asset Management, the Company’s wholly owned subsidiary that invests in distressed loans and real estate, reported pre-tax income of $2.4 million, compared to $1.0 million of income in FY 2015’s first quarter.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EST) today, February 23, 2016, to discuss these results and its outlook for FY 2016. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., a Fortune 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, and in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.

Toll Brothers was recently named as the Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies for 2016. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient.  Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor_relations).

Forward Looking Statement
Information presented herein for the first quarter ended January 31, 2016 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2016	October 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$336,244	$918,993
Marketable securities		10,001
Restricted cash	29,350	16,795
Inventory	7,180,050	6,997,516
Property, construction and office equipment, net	134,746	136,755
Receivables, prepaid expenses and other assets	293,467	284,130
Mortgage loans held for sale	73,145	123,175
Customer deposits held in escrow	58,302	56,105
Investments in unconsolidated entities	414,864	412,860
Investments in foreclosed real estate and distressed loans	48,576	51,730
Deferred tax assets, net of valuation allowances	194,693	198,455
	$8,763,437	$9,206,515

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$615,298	$1,000,439
Senior notes	2,690,889	2,689,801
Mortgage company loan facility	63,907	100,000
Customer deposits	301,282	284,309
Accounts payable	264,452	236,953
Accrued expenses	607,077	608,066
Income taxes payable	64,567	58,868
Total liabilities	4,607,472	4,978,436

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	718,412	728,125
Retained earnings	3,668,382	3,595,202
Treasury stock, at cost	(235,654)	(100,040)
Accumulated other comprehensive loss	(2,770)	(2,509)
Total stockholders' equity	4,150,149	4,222,557
Noncontrolling interest	5,816	5,522
Total equity	4,155,965	4,228,079
	$8,763,437	$9,206,515

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,
	2016	2015
Revenues	$928,566	$853,452

Cost of revenues	712,311	650,032
Selling, general and administrative expenses	121,796	106,314
	834,107	756,346

Income from operations	94,459	97,106
Other:
Income from unconsolidated entities	8,638	4,901
Other income - net	13,720	22,016
Income before income taxes	116,817	124,023
Income tax provision	43,637	42,698
Net income	$73,180	$81,325
Income per share:
Basic	$0.42	$0.46
Diluted	$0.40	$0.44
Weighted-average number of shares:
Basic	174,205	176,076
Diluted	182,391	184,107

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2016	2015
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$681	$244
Cost of sales - operating communities	600	900
	$1,281	$1,144

Depreciation and amortization	$5,727	$5,809
Interest incurred	$40,107	$40,504
Interest expense:
Charged to cost of sales	$32,023	$28,377
Charged to other income - net	275	1,328
	$32,298	$29,705

Home sites controlled:
Owned	35,639	36,142
Optioned	8,180	9,158
	43,819	45,300

Inventory at January 31, 2016 and October 31, 2015 consisted of the following (amounts in thousands):

	January 31, 2016	October 31, 2015
Land and land development costs	$2,313,150	$2,476,008
Construction in progress	4,286,082	3,977,542
Sample homes	398,247	349,481
Land deposits and costs of future development	160,399	173,879
Other	22,172	20,606
	$7,180,050	$6,997,516

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Nevada, and Washington

California:	California

	Three Months Ended January 31,
	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
HOME BUILDING REVENUES
North	180	210	$120.8	$132.4	$671,200	$630,600
Mid-Atlantic	279	262	169.8	163.4	608,600	623,600
South	198	236	146.8	161.9	741,400	685,900
West	202	180	137.3	122.4	679,500	679,700
California	159	155	216.9	165.6	1,364,200	1,068,300
Traditional Home Building	1,018	1,043	791.6	745.7	777,600	714,900
City Living	45	48	137.0	107.8	3,044,000	2,246,200
Total consolidated	1,063	1,091	$928.6	$853.5	$873,500	$782,300

CONTRACTS
North	244	177	$172.6	$110.6	$707,400	$625,100
Mid-Atlantic	300	224	187.1	147.7	623,600	659,500
South	210	199	166.9	169.3	794,900	850,700
West	281	219	200.2	148.5	712,500	678,100
California	162	225	253.0	253.4	1,561,900	1,126,000
Traditional Home Building	1,197	1,044	979.8	829.5	818,600	794,600
City Living	53	19	107.2	43.7	2,021,500	2,301,900
Total consolidated	1,250	1,063	$1,087.0	$873.2	$869,600	$821,500

BACKLOG
North	954	845	$671.0	$542.8	$703,400	$642,400
Mid-Atlantic	832	792	536.2	503.9	644,500	636,200
South	836	926	689.3	730.6	824,500	789,000
West	895	628	636.5	418.8	711,200	666,900
California	612	345	933.9	392.3	1,526,000	1,137,200
Traditional Home Building	4,129	3,536	3,466.9	2,588.4	839,600	732,000
City Living	122	115	195.6	151.1	1,602,900	1,313,700
Total consolidated	4,251	3,651	$3,662.5	$2,739.5	$861,600	$750,300

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month periods ended January 31, 2016 and 2015, and for backlog at January 31, 2016 and 2015 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
Three months ended January 31,
Revenues	19	27	$16.0	$19.3	$844,300	$714,600
Contracts	30	20	$47.7	$30.7	$1,588,800	$1,533,700

Backlog at January 31,	197	128	$498.2	$295.8	$2,528,900	$2,311,200